Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q2 FY19 Results with Comp Sales Growth of 6% and EPS of $1.17; Raises Full-Year EPS and Comp Guidance

  Consolidated comp store sales increased 6% over last year’s 3% increase
  Net sales increased 12% to $9.3 billion over last year’s 6% increase
  Diluted EPS of $1.17 compared with $.85 in the prior year
  Customer traffic was the primary driver of the comp sales increases at every division
  Increased full-year Fiscal 2019 diluted EPS and comparable store sales guidance
  Returned $844 million to shareholders in the second quarter through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 21, 2018--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended August 4, 2018. Net sales for the second quarter of Fiscal 2019 increased 12% to $9.3 billion. Consolidated comparable store sales increased 6% over the comparable period last year ending August 5, 2017. Net income for the second quarter was $740 million and diluted earnings per share were $1.17, versus the prior year’s $.85. Excluding an $.18 benefit due to items related to the 2017 Tax Cuts and Jobs Act, adjusted diluted earnings per share were $.99. Further, customer traffic was the primary driver of the comparable store sales increases at every division.

For the first half of Fiscal 2019, net sales were $18.0 billion, a 12% increase over last year. Consolidated comparable store sales for the first half of Fiscal 2019 increased 5%. Net income for the first half of Fiscal 2019 was $1.5 billion and diluted earnings per share were $2.30, versus the prior year’s $1.67. Excluding a $.34 benefit due to items related to the 2017 Tax Cuts and Jobs Act, adjusted diluted earnings per share for the first half of Fiscal 2019 were $1.95.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are extremely pleased with our second quarter results. Both our consolidated comp store sales growth of 6% and earnings per share of $1.17 significantly exceeded our expectations. Marmaxx, our largest division, delivered a very strong 7% comparable store sales increase. Customer traffic was once again the primary driver of our comp store sales increases at all of our divisions as we continue to reach a very wide customer demographic. Further, this marks the 16th straight quarter of customer traffic increases for TJX and Marmaxx. We have been attracting new customers to all our divisions, a significant share of whom are younger customers. This is great for our business today and for the future. Our teams delivered sharp execution of our off-price fundamentals across the Company, and customers responded to our great brands, fashions, and eclectic selections at excellent values. We were especially pleased with the robust performance of our apparel business. With our strong second quarter performance, we are raising our guidance for full-year earnings per share and comparable store sales growth. Looking forward, the third quarter is off to a very strong start and we have many exciting opportunities we are pursuing in the second half of the year. We are very confident that we will continue to gain market share and grow successfully around the world!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2019	FY2018	FY2019	FY2018

Marmaxx[5,6]	+7%	+2%	$5,848	$5,285
HomeGoods[7]	+3%	+7%	$1,327	$1,156
TJX Canada	+6%	+7%	$938	$832
TJX International (Europe & Australia)	+4%	+1%	$1,218	$1,085

TJX	+6%	+3%	$9,331	$8,358
[1]Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [2]Comparable store sales exclude Sierra Trading Post, tjmaxx.com, and tkmaxx.com. [3]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. [4]Figures may not foot due to rounding. [5]Combination of T.J. Maxx and Marshalls. [6]Net sales include Sierra Trading Post. [7]Net sales in FY2019 include Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point positive impact on consolidated net sales growth in the second quarter of Fiscal 2019 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on second quarter Fiscal 2019 earnings per share, compared with a $.03 negative impact last year.

The movement in foreign currency exchange rates had a two percentage point positive impact on consolidated net sales growth in the first half of Fiscal 2019 versus the prior year. The overall net impact of foreign currency exchange rates had a $.04 positive impact on the first half of Fiscal 2019 earnings per share, compared with a $.03 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Margins

For the second quarter of Fiscal 2019, the Company’s consolidated pretax profit margin was 10.6%, a 0.1 percentage point decrease compared with the prior year’s 10.7%.

Gross profit margin for the second quarter of Fiscal 2019 was 28.9%, up 0.4 percentage points versus the prior year. This was primarily due to a favorable year-over-year comparison related to the Company’s inventory hedges.

Selling, general and administrative (SG&A) costs as a percent of sales for the second quarter were 18.2%, up 0.4 percentage points versus the prior year’s ratio. This was primarily due to previously announced IT restructuring costs and expected wage increases.

Inventory

Total inventories as of August 4, 2018, were $4.5 billion, compared with $3.9 billion at the end of the second quarter last year. Consolidated inventories on a per-store basis as of August 4, 2018, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 5% on a reported basis (on a constant currency basis, up 6% compared to a decrease of 6% in the prior year). The Company is in an excellent inventory position and has plenty of liquidity to take advantage of the abundant buying opportunities it sees in the marketplace for quality, branded merchandise.

Shareholder Distributions

During the second quarter, the Company returned a total of $844 million to shareholders. The Company repurchased a total of $600 million of TJX stock, retiring 6.4 million shares, and paid $244 million in shareholder dividends. For the first half of Fiscal 2019, the Company repurchased a total of $1.0 billion of TJX stock, retiring 11.3 million shares, and paid $441 million in shareholder dividends. The Company continues to expect to repurchase approximately $2.5 to $3.0 billion of TJX stock in Fiscal 2019. The Company may adjust this amount up or down depending on various factors.

Third Quarter and Full-Year Fiscal 2019 Outlook

For the third quarter of Fiscal 2019, the Company expects diluted earnings per share to be in the range of $1.18 to $1.20. Excluding an expected benefit of approximately $.18 per share due to items related to the 2017 Tax Cuts and Jobs Act, the Company expects adjusted earnings per share to be in the range of $1.00 to $1.02, compared to $1.00 last year. This guidance assumes that foreign currency will negatively impact EPS growth by approximately 4% and that wage increases will negatively impact EPS growth by an additional 2%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 2% to 3% and Marmaxx comparable store sales growth of 3% to 4%.

The Company is raising its full-year guidance to reflect its strong second quarter results. For the 52-week fiscal year ending February 2, 2019, the Company now expects diluted earnings per share to be in the range of $4.83 to $4.88, which represents a 20% to 21% increase over the prior year’s $4.04. The Company’s full-year guidance includes an expected benefit of approximately $.73 to $.74 per share due to items related to the 2017 Tax Cuts and Jobs Act. Excluding this benefit, the Company now expects adjusted earnings per share to be in the range of $4.10 to $4.14, a 6% to 8% increase over the prior year’s adjusted $3.85, which excluded a $.17 net benefit due to items related to the 2017 Tax Cuts and Jobs Act, a benefit of approximately $.11 from the extra week in the Company’s Fiscal 2018 calendar, and a $.10 impairment charge related to Sierra Trading Post from GAAP EPS of $4.04. This guidance assumes that wage increases will negatively impact EPS growth by 2%. This EPS outlook is now based upon estimated comparable store sales growth of 3% to 4% on both a consolidated basis and at Marmaxx.

The Company’s earnings guidance for the third quarter and full-year Fiscal 2019 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the third quarter.

Stores by Concept

During the second quarter ended August 4, 2018, the Company increased its store count by 53 stores to a total of 4,194 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,231	1,236	34.2	34.3
Marshalls	1,073	1,077	31.4	31.4
HomeGoods	690	716	16.3	16.8
Sierra Trading Post	32	33	0.7	0.7
Homesense	4	8	0.1	0.2
In Canada:
Winners	269	270	7.4	7.5
HomeSense	119	120	2.8	2.8
Marshalls	78	79	2.1	2.2
In Europe:
T.K. Maxx	549	552	16.0	16.1
Homesense	55	61	1.1	1.2
In Australia:
T.K. Maxx	41	42	0.9	0.9

TJX	4,141	4,194	113.1	114.0
[1]Store counts above include both banners within a combo or a superstore.
[2]Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of August 4, 2018, the end of the Company’s second quarter, the Company operated a total of 4,194 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,236 T.J. Maxx, 1,077 Marshalls, 716 HomeGoods, 33 Sierra Trading Post, and 8 Homesense stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 270 Winners, 120 HomeSense, and 79 Marshalls stores in Canada; 552 T.K. Maxx and 61 Homesense stores, as well as tkmaxx.com, in Europe; and 42 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at tjx.com.

Fiscal 2019 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2019 results, operations, and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 28, 2018, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and implementation of new technologies; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; disproportionate impact of disruptions in the second half of the fiscal year; real estate activities; inventory or asset loss; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017

Net sales	$9,331,115	$8,357,700	$18,019,835	$16,141,724

Cost of sales, including buying and occupancy costs	6,635,815	5,972,675	12,814,054	11,502,747
Selling, general and administrative expenses	1,699,714	1,483,648	3,250,489	2,895,251
Interest expense, net	3,029	9,677	7,177	19,518

Income before provision for income taxes	992,557	891,700	1,948,115	1,724,208
Provision for income taxes	252,931	338,743	492,108	634,972

Net income	$739,626	$552,957	$1,456,007	$1,089,236

Diluted earnings per share	$1.17	$0.85	$2.30	$1.67

Cash dividends declared per share	$0.39	$0.3125	$0.78	$0.625

Weighted average common shares – diluted	632,960	648,317	633,684	651,892

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	August 4, 2018	July 29, 2017

ASSETS
Current assets:
Cash and cash equivalents	$2,872.7	$2,449.3
Short-term investments	—	502.8
Accounts receivable and other current assets	1,068.8	751.2
Merchandise inventories	4,498.5	3,864.5

Total current assets	8,440.0	7,567.8

Net property at cost	5,100.5	4,744.7

Goodwill	98.1	197.5
Other assets	472.8	425.6

TOTAL ASSETS	$14,111.4	$12,935.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,683.3	$2,346.5
Accrued expenses and other current liabilities	2,454.5	2,310.0

Total current liabilities	5,137.8	4,656.5

Other long-term liabilities	1,289.3	1,116.5
Non-current deferred income taxes, net	225.1	392.7
Long-term debt	2,232.1	2,229.1

Shareholders’ equity	5,227.1	4,540.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,111.4	$12,935.6

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,456.0	$1,089.2
Depreciation and amortization	396.3	348.1
Deferred income tax (benefit) provision	(18.2)	38.9
Share-based compensation	49.9	49.5
Decrease (Increase) in accounts receivable and other assets	40.6	(109.3)
(Increase) in merchandise inventories	(385.6)	(168.8)
Increase in accounts payable	237.7	84.6
(Decrease) in accrued expenses and other liabilities	(180.5)	(270.1)
Other	(35.5)	40.9

Net cash provided by operating activities	1,560.7	1,103.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(573.9)	(506.9)
Purchases of investments	(152.9)	(426.5)
Sales and maturities of investments	629.1	480.6
Other	26.6	—
Net cash (used in) investing activities	(71.1)	(452.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(990.0)	(884.7)
Proceeds from issuance of common stock	163.5	60.8
Cash dividends paid	(440.9)	(369.5)
Other	(18.2)	(18.3)
Net cash (used in) financing activities	(1,285.6)	(1,211.7)

Effect of exchange rate changes on cash	(89.8)	81.0

Net increase (decrease) in cash and cash equivalents	114.2	(480.5)
Cash and cash equivalents at beginning of year	2,758.5	2,929.8

Cash and cash equivalents at end of period	$2,872.7	$2,449.3

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales:
In the United States:
Marmaxx	$5,847,721	$5,284,639	$11,228,639	$10,251,774
HomeGoods	1,327,346	1,156,398	2,596,677	2,277,667
TJX Canada	937,736	832,026	1,791,572	1,570,797
TJX International	1,218,312	1,084,637	2,402,947	2,041,486
Total net sales	$9,331,115	$8,357,700	$18,019,835	$16,141,724

Segment profit:
In the United States:
Marmaxx	$830,315	$746,881	$1,580,771	$1,434,046
HomeGoods	142,090	141,345	289,450	293,437
TJX Canada	138,735	83,229	263,919	186,109
TJX International	48,691	38,967	89,517	45,827
Total segment profit	1,159,831	1,010,422	2,223,657	1,959,419

General corporate expense	164,245	109,045	268,365	215,693
Interest expense, net	3,029	9,677	7,177	19,518
Income before provision for income taxes	$992,557	$891,700	$1,948,115	$1,724,208

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the second quarter ended August 4, 2018, TJX repurchased 6.4 million shares of its common stock at a cost of $0.6 billion on a "trade date" basis. During the six months ended August 4, 2018, TJX repurchased and retired 11.3 million shares of its common stock at a cost of $1.0 billion, on a "trade date" basis. In February 2018, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  During the fourth quarter ended February 3, 2018, the Company recorded a $99.3 million impairment charge, primarily goodwill, related to Sierra Trading Post.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323